                                                                     EXHIBIT 3.2

                       CERTIFICATE OF AMENDMENT OF BYLAWS
                                       OF
                           TRIDENT MICROSYSTEMS, INC.


     The undersigned, Frank C. Lin, hereby certifies that he is the duly elected President and Chief Executive Officer of Trident Microsystems, Inc. and that the following amendment to the Corporation's Bylaws was approved by the Corporation's Board of Directors effective as of November 19, 1999:

     Section 2 of Article I of the Bylaws of this Corporation is hereby amended to read in its entirety as follows:

          "Special meetings of the stockholders, for any purpose or purposes prescribed in the notice of the meeting, may be called only (i) by the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exists any vacancies in previously authorized directorships at the time any such resolution is presented to the Board of Directors for adoption) or (ii) by the holders of not less than 10% of all shares entitled to cast votes at the meeting, voting together as a single class.

          Upon request in writing sent by registered mail to the president or chief executive officer by any stockholder or stockholders entitled to call a special meeting of stockholders pursuant to this Section 2, the Board of Directors shall determine a place, date and time for such meeting, which time shall be not less than one hundred twenty (120) nor more than one hundred thirty (130) days after the receipt of such request, and a record date for the determination of stockholders entitled to vote at such meeting shall be fixed by the Board of Directors, in advance, which shall not be more than 60 days nor less than 10 days before the date of such meeting. Following such receipt of a request and determination of the validity of the request, it shall be the duty of the secretary to cause notice to be given to the stockholders entitled to vote at such meeting, in the manner set forth in Section 3 hereof, that a meeting will be held at the place, date and time so determined. Business transacted at special meetings shall be confined to the purpose or purposes stated in the notice."

     IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the date first written above.

                                             /s/ Frank C. Lin
                                             -----------------------
                                             Frank C. Lin
                                             Chief Executive Officer